Exhibit 10.4

EXECUTIVE RETENTION AGREEMENT

THIS AGREEMENT is entered into this              day of                     , 2005 (“Effective Date”) by and between SUNTERRA CORPORATION, a                      corporation (“Company”) and                      (“Executive”).

SECTION 1. Definitions. As used herein, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to any person or entity, any entity directly or indirectly controlled by, controlling or under common control with such person or entity.

“Base Salary” means the amount you are entitled to receive as base salary on an annualized basis under your employment contract or otherwise as in effect immediately prior to a Change in Control, without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants or other incentives.

“Bonus Amount” means an amount equal to your annual cash bonus (expressed as a percentage of Base Salary) which would have been payable under your employment contract or otherwise as of immediately prior to the Change in Control had you continued in employment until the end of the Company’s fiscal year in which the Change in Control occurs and had bonuses been payable at “target” levels for such year. The Compensation Committee may, in its discretion, increase the bonus pool (and, hence, the Bonus Amounts) above target in order to recognize the extra efforts involved in a Change in Control.

“Cause” means (i) your willful and continued failure to substantially perform your duties on behalf of the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by you) for a period of at least thirty (30) consecutive days after a written demand for substantial performance has been delivered to you by the Board of Directors of the Company (“Board”), which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or repeated instances of substantial non-performance of your duties (i.e. habitual neglect of duties), (ii) your willful misconduct or gross negligence which is demonstrably and materially injurious to the Company or any of its subsidiaries, (iii) you are convicted of, or have entered a plea of nolo contendere to, (x) a felony or (y) any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust, (iv) your commission of any fraud, embezzlement, misappropriation of funds or breach of fiduciary duty, in each case of a material nature, or (v) willful violation of the Company’s written policies. For purposes of clauses (i) and (ii) of this definition, an act or failure to act on your part shall not be deemed “willful” if done, or omitted to be done, by you in good faith and with reasonable belief that your act or failure to act was in the best interest of the Company and you or any member of your family did not have any pecuniary interest in the matter (other than indirectly through compensation and benefit plans of the Company).

“Change in Control” means the occurrence of any of the following:

(a) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director) shall be an Incumbent Director; or

(b) the consummation of any sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities; or

(c) any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, or successor sections) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or successor rule), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board; or

(d) the consummation of a merger, consolidation, reorganization, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction, except any merger or other transaction following which the Company’s stockholders immediately prior to the merger or other transaction own more than 50% of the combined voting power of the successor corporation; or

(e) the stockholders of the Company approve a plan of complete liquidation or dissolution.

“Good Reason” for termination by you of your employment means the occurrence (without your express written consent) of any one of the following acts by the Company, or failures by the Company to act, within eighteen (18) months following the occurrence of a Change in Control:

(a) a significant adverse change in your authority, duties, responsibilities or position (including title or reporting level) from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following is not “Good Reason”: (A) an isolated, insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you, or (B) a change in the person to whom (but not the position to which) you report;

(b) a reduction in your annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control, or a reduction in the level of your annual cash bonus opportunity (expressed as a percentage of Base Salary) as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control;

(c) the Company’s requiring you to change the office location at which you are based by more than 25 miles and which results in you having a commute to such location from your residence in excess of 50 miles and in excess of 120% (in miles) of your commute immediately prior to the date of such change of location, whichever is greater;

(d) either (x) the failure by the Company to continue to provide you with benefits substantially similar in aggregate value (taken as a whole) to those enjoyed by you under the Company’s life insurance, medical or other health, accident, disability, 401(k) and vacation plans and programs in which you participate immediately prior to the Change in Control or (y) the taking of any action by the Company which would directly or indirectly materially reduce the aggregate value (taken as a whole) of such benefits enjoyed by you immediately prior to the Change in Control; or

(e) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) you fail to provide the Company with a Notice of Termination, including a full description of the occurrence of any of foregoing within the six-month period immediately following the date on which you first become aware (or reasonably should have become aware) of the occurrence of such event, or (ii) you fail to provide the Company with a period of at least thirty (30) days from the date of such notice to cure such event prior to terminating your employment for Good Reason; provided, that the thirty-day notice period required by clause (ii) shall be reduced and end not later than two days prior to the date that is eighteen (18) months after the Change in Control.

“Permanent Disability” means (i) that you are receiving long-term disability benefits under the disability plan in which you participate as of the Termination Date, or (ii) if there is no such disability plan, that you have been substantially unable to perform your duties, services and responsibilities by reason of a physical or mental infirmity for 180 consecutive days.

“Pro-Rata Bonus” means, with respect to the fiscal year in which your Termination Date occurs, an amount equal to the Bonus Amount multiplied by a fraction (a) the numerator of which is the number of whole and partial months that have elapsed in such fiscal year through the Termination Date (counting any partial month as a whole month for this purpose) and (b) the denominator of which is twelve; provided, however, that the Pro-Rata Bonus shall be reduced, but not below zero, to the extent of any annual cash bonus you receive from the Employer in respect of the fiscal year in which the Termination Date occurs.

SECTION 2. Severance Entitlement.

(a) Subject to Sections 2(b) and 2(c), you shall be entitled to receive from the Company the severance benefits described in Section 3 (“Severance Benefits”) if (i) a Change in Control has occurred and (ii) within eighteen (18) months thereafter, your employment with the Employer terminates for any reason, except that, notwithstanding the foregoing provisions of this Section 2(a), no Severance Benefits under Section 3 shall be payable to you should your termination of employment be (A) initiated by the Employer for Cause or Cause exists, (B) by reason of Permanent Disability, (C) initiated by you other than for Good Reason or (D) by reason of your death.

(b) For purposes of determining your and the Company’s rights and obligations under this Agreement, your transfer of employment from the Company to one of its Affiliates, or from such an Affiliate to the Company, in each case whether before or after the Change in Control, shall not constitute a termination of employment for purposes of this Agreement.

(c) This Agreement shall terminate, without any notice or further action of any party, and any rights hereunder shall also terminate, if, prior to a Change in Control (but subject to Sections 2 and 6), you are not employed in the same or higher position as your current position as of the Effective Date or (ii) if your employment is terminated under circumstances where you are not entitled to Severance Benefits under the terms of this Agreement.

(d) If (i) your employment is terminated by the Company without Cause within 6 months prior to the date of a Change in Control or (ii) an action is taken with respect to you prior to the date of a Change in Control that would constitute Good Reason if taken after a Change in Control, and you reasonably demonstrate that such termination or action (A) was at the request of a third party that has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control that has been threatened or proposed, such termination or action shall be deemed to have occurred after such Change in Control for purposes of this Agreement so long as such Change in Control actually occurs.

SECTION 3. Amount of Severance Benefits.

(a) Subject to your entitlement under Section 2 and Sections 3(b) and 3(c), the severance benefits provided under this Agreement shall be as follows:

(i) The Company shall pay to you a Pro-Rata Bonus in a lump sum within thirty (30) days following the Termination Date.

(ii) The Company shall pay to you, as severance pay and in lieu of any further Base Salary for periods subsequent to the Termination Date, an amount of cash equal to the sum of (A) the Base Salary and (B) the Bonus Amount, with such severance pay to be paid in substantially equal installments over one year.

(iii) For one year following your Termination Date (“Continuation Period”), the Company shall continue, on behalf of you and your dependents and beneficiaries, the medical, dental and life insurance benefits that were being provided to you and such dependents and beneficiaries under the Company’s applicable medical, dental, vision and life insurance plans immediately prior to the Change in Control or, if greater, as of the Termination Date. The Company shall pay the cost of such coverage to the same extent, and the terms and conditions of such coverage shall be the same, as applicable to similarly situated active employees of the Company and its subsidiaries during the Continuation Period. Following the Continuation Period, you and your dependents and beneficiaries shall be eligible to elect medical and/or dental continuation coverage pursuant to Section 601 of ERISA and Section 4980B of the Code (or equivalent non-U.S. law provisions), and the cost of such medical and dental continuation coverage shall be the same as is charged to terminated former salaried U.S.-based employees of the Company and its subsidiaries during such period. The obligation under this Section 3(a)(iii) with respect to the foregoing benefits shall be reduced to the extent that you obtain any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide you hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to you than the coverage and benefits required to be provided hereunder.

(b) Except as provided in the last sentence of Section 3(a)(iii), you shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

(c) Any action taken by the Company or any of its Affiliates that (i) forms a basis of your termination of employment for Good Reason or (ii) is taken following the provision of a Notice of Termination and would constitute Good Reason shall be disregarded in calculating the payments and benefits to be provided pursuant to this Section 3.

SECTION 4. Termination.

4.1 Notice of Termination. Any purported termination of employment, whether by the Company or by you, shall be communicated by a written notice to the other (“Notice of Termination”). A Notice of Termination shall indicate the specific provisions in this Agreement relied upon as the basis for any termination of employment and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. No purported termination of employment shall be effective without a Notice of Termination. The Notice of Termination shall include a proposed date of termination.

4.2 Date of Termination. The date of your termination of employment (“Termination Date”) shall be (i) your date of death or (ii) if earlier, the date specified in a Notice of Termination, subject to the following provisions of this Section.

(a) If your employment is terminated by the Company for Cause, the date specified in the Notice of Termination shall be at least 15 days from the date the Notice of Termination is given to you.

(b) If your employment is terminated by the Company due to Permanent Disability, the date specified in the Notice of Termination shall not be earlier than the date that the Company has determined you have incurred a Permanent Disability (and your Termination Date, by itself, shall have no effect on any disability benefits to which you may otherwise be entitled, provided that in the case of Permanent Disability you shall not have returned to the full-time performance of your duties during such period.

(c) If you terminate employment for Good Reason, the date specified in the Notice of Termination shall not be less than thirty (30) days from the date the Notice of Termination is given to the Company.

(d) You shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding any members of the Board who are employees of the Company in a position that is subordinate to you or others at your level of management authority) at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding in good faith that you have committed Cause as set forth in such clauses and specifying the circumstances constituting Cause.

4.3 Transition Period. In no event shall you be entitled to resign for Good Reason prior to the 60th day following a Change in Control without the prior written consent of the Board, but you shall be entitled to resign thereafter based on events constituting Good Reason during such 60-day period. If you terminate employment for Good Reason, the Company may, in its discretion, require you to remain employed for transition purposes for not more than thirty (30) days after the date of termination set forth in the Notice of Termination (such period, the “Extension Period”). If the Company elects to continue your employment during the Extension Period, then your salary and employee benefits during the Extension Period shall be the same as in effect prior to the commencement of the Extension Period. Your Severance Benefits shall not be forfeitable by you under this Agreement by reason of any act or failure to act by you except for any act or failure to act prior to the commencement of the Extension Period that constitutes Cause; provided, however, that nothing herein shall or shall be construed to waive or otherwise limit in any way any rights or remedies that the Company may have against you with respect to any of your acts or failures to act.

SECTION 5. Parachute Gross-Up.

(a) Any other provision in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (“Payment”) would be subject to the excise tax imposed by Section 4999 (“Excise Tax”) of the Internal Revenue Code of 1986, as amended (“Code”), then you shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income or employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section shall not be conditioned upon your termination of employment.

(b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and you within thirty business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to you within thirty days of the receipt of the Accounting Firm’s determination or, if later, at least 5 days prior to the date such payment to the IRS is due. Any determination by the Accounting Firm shall be binding upon the Company and you. In the event any Gross-Up Payments have not been made by the Company but should have been made (the “Underpayment”), after the Company exhausts its remedies pursuant to Section 5(c) and you thereafter are required to make a payment of any Excise Tax, (i) the Accounting Firm shall determine the amount of the Underpayment that has occurred and (ii) any such Underpayment shall be promptly paid by the Company to or for the benefit of you.

(c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after you is informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty-day period following the date on which you gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of you and direct you to sue for a refund or contest the claim in any permissible manner, and you agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by you of a Gross-Up Payment or payment by the Company of an amount on your behalf pursuant to Section 5(c), you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 5(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf pursuant to Section 5(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Notwithstanding any other provision of this Section 5, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding and payment.

SECTION 6. Restrictive Covenants. The Company’s obligation to make payments to you under Section 2 shall be subject to your compliance with this Section 6.

6.1 Nondisclosure of Confidential Information. You, except in connection with your employment by the Company, shall not disclose to any person or entity or use any information not in the public domain or generally known in the industry, in any form, acquired by you while employed by the Company or any predecessor to the Company’s business, relating to the Company, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business agreements, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, agreements (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company (collectively, “Confidential Information”), provided that you may retain a copy of your Rolodex or any other personal telephone database established and maintained by you. You agree and acknowledge, by your acceptance of payments under Section 2, that all Confidential Information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of your employment with the Company, you shall return to the Company the originals and all copies of any Confidential Information provided to or acquired by you in connection with the performance of your duties for the Company, and shall return to the Company all Confidential Information and all files, correspondence and/or other communications received, maintained and/or originated by you during the course of your employment.

6.2 Non-Solicitation of Employees. You shall not directly or indirectly hire, employ, solicit, raid, entice or induce any person who, on or within the last six (6) months preceding the Termination Date, is or was an employee of the Company or any Affiliate to (i) become employed by any person, firm, corporation or other entity, or (ii) to terminate their employment with the Company or any Affiliates, except (i) on behalf of and for the benefit of the Company and Affiliates, (ii) pursuant to any general solicitation of individuals that is not directed towards any such current or former employees of the Company or any Affiliate and without any involvement by you, or (iii) in connection with your employment with the Company; including without limitation, job references for former employees or employees who have been provided notice of termination. In addition, you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.

6.3 Non Competing Employment. You acknowledge that the agreements and covenants contained in this Section 6.3 are essential to protect the value of the Company’s business and assets and, by your current employment with the Company, that you have obtained and will obtain such knowledge, contacts, know-how, training and experience that could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, you agree that for the one-year period commencing on your Termination Date (such period is hereinafter referred to as the “Restricted Period”) you shall not participate or engage, directly or indirectly, for yourself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor, lender, advisor, consultant or otherwise, in any business activity if such activity consists of any activity that, as of your Termination Date, is undertaken by the Company or is expressly contemplated to be undertaken by the Company.

SECTION 7. Amendment and Termination.

7.1 This Agreement may be amended or modified in any respect, and may be terminated, in any such case by resolution adopted by a majority of the Compensation Committee of the Board of Directors of the Company (“Board”); provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections provided to you hereunder shall be effective unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to you (it being understood, however, that, subject to Section 2(d), the hiring, termination of employment, promotion or demotion of you by the Company or any of its Affiliates prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Agreement); provided, further, however, that the Agreement may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. From and after (i) the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control (until such agreement terminates) or (ii) the occurrence of a Change in Control, this Agreement may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder you.

7.2 Form of Amendment. The form of any amendment or termination of the Agreement in accordance with this Section 7 hereof shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Compensation and Benefits Committee of the Board.

SECTION 8. Miscellaneous.

8.1 Successors. This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Agreement, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.

8.2 Legal Fees and Expenses. The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by you if you prevail on a claim for relief in an action (i) by you to obtain or enforce any right or benefit provided by this Agreement or (ii) by the Company to enforce post-termination covenants against you.

8.3 Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee or to retain you in your current position or at a similar level, or to restrict the Company from changing any of its employment policies.

8.4 Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes that are legally required to be withheld.

8.5 No Effect on Other Benefits. Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein. No duplication of severance benefits shall occur, and any other severance benefits shall be reduced by severance benefits paid under this Agreement.

8.6 Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7 Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against you or others.

8.8 Unfunded Obligation. All Severance Benefits hereunder shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Agreement shall constitute solely an unsecured promise by the Company to provide such benefits to you to the extent provided herein. For avoidance of doubt, any pension, health or life insurance benefits to which you may be entitled under this Agreement shall be provided under other applicable employee benefit plans of the Company. This Agreement does not provide the substantive benefits under such other employee benefit plans, and nothing in this Agreement restricts the Company or any affiliate thereof from amending, modifying or terminating such other employee benefit plans (whether before or after a Change in Control (but subject to events constituting Good Reason following a Change in Control)).

8.9 Governing Law. This Agreement is intended to be an individual agreement subject to negotiation between the parties and is not intended to be an employee welfare benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Agreement and all rights hereunder shall be governed and construed in accordance with the laws of the state of Maryland, wherein venue shall lie for any dispute arising hereunder. Without limiting the generality of this Section 8.9, it is intended that this Agreement comply with Section 409A of the Code, and, in the event that this Agreement is determined to be a “deferred compensation agreement” within the meaning of Section 409A(d)(1) of the Code, the Compensation Committee shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the Severance Benefits due to you hereunder.

8.10 Assignment. This Agreement shall inure to the benefit of and shall be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under this Agreement had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your estate. Your rights under this Agreement shall not otherwise be transferable or subject to lien or attachment.

8.11 In Lieu of Contractual Severance. Payment under this Agreement is intended to replace any contractual severance otherwise payable under your employment agreement, if any, with the Company or any of its affiliates as a result of a Change in Control, and you, as a condition to receiving Payments pursuant to this Agreement, shall be required to waive any severance otherwise payable by the Company. Except as set forth in the previous sentence, in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of your employment agreement with the Company or any of its affiliates, the terms and conditions that are most favorable to you shall be controlling.

SUNTERRA CORPORATION

By:
Name:
Title:

By:
Name:
Title:	Executive

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